Exhibit 99

For Immediate Release:  June 30, 1995

VALLEY NATIONAL BANCORP COMPLETES MERGER WITH LAKELAND FIRST
FINANCIAL GROUP

WAYNE, NJ -- Gerald H. Lipkin, Chairman and Chief Executive
Officer of Valley National Bancorp (NYSE: VLY) announced today the completion of the previously announced merger with Lakeland
First Financial Group, based in Succasunna, New Jersey.

As a result of the merger, Lakeland First Financial Group shareholders received 1.286 shares of Valley common stock for each share of Lakeland common stock that they own. Lakeland
First Financial Group has 3,999,000 outstanding shares of common stock.

Lakeland Savings Bank, its principal subsidiary, has approximately $680 million in assets and operates sixteen branch offices in Morris, Sussex, and Warren counties.

Lipkin noted, "The merger with Lakeland is consistent with Valley's strategy of growth within New Jersey through acquisitions of other strong financial institutions. It will expand Valley's branch network in Morris county and extend the bank into two new counties, Sussex and Warren."

The merger increases Valley National's total assets to approximately $4.5 billion and its branch network to 81 offices in 59 communities in Bergen, Essex, Hudson, Middlesex, Morris,
Passaic, Somerset, Sussex, Union, and Warren counties.